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                                RESTATED                          Exhibit 19.i

                         HERSHEY FOODS CORPORATION

                     1987 KEY EMPLOYEE INCENTIVE PLAN


1.   Establishment and Purpose

     Hershey Foods Corporation (the "Corporation") hereby establishes the 1987 Key Employee Incentive Plan (the "Plan"). The purpose of the Plan is to provide to selected key employees of the Corporation and its subsidiaries (as defined below), upon whose efforts the Corporation is dependent for the successful conduct of its business, further incentive to continue and increase their efforts as employees and to remain in the employ of the Corporation and its subsidiaries.

     The Plan continues the Annual Incentive Program ("AIP"), with certain modifications, as in effect under the Corporation's Management Incentive Plan ("MIP") established in 1975 and as amended thereafter, pursuant to which participants are entitled to receive cash awards based on achievement of performance goals during annual performance cycles. The Plan also continues the Long Term Incentive Program ("LTIP") portion of the MIP with certain modifications. In addition to performance stock units ("Performance Stock Units"), the LTIP portion now also includes nonqualified stock options for the purchase of Common Stock ("Options"); stock appreciation rights ("SARs"); and restricted stock units ("Restricted Stock Units").

     As used herein, (i) the term "Subsidiary Corporation" shall mean any present or future corporation which is or would be a "subsidiary corporation" of the Corporation as defined in Section 425 of the Internal Revenue Code of 1986 (the "Code"), and (ii) the term "Corporation" defined above shall refer collectively to Hershey Foods Corporation and its Subsidiary Corporations unless the context indicates otherwise.


2.   Stock Subject to the Plan

     The aggregate number of shares which may be covered by Performance Stock Units, Options, SARs and Restricted Stock Units granted pursuant to the LTIP portion of the Plan is 6.5 million (6,500,000) shares of the Corporation's Common Stock, $1.00 Par Value (the "Common Stock"), subject to adjustment in accordance with Section 12 below. The shares issued under this Plan may be either authorized but unissued shares or shares acquired by the Corporation through open market purchases or otherwise. In addition to shares of Common Stock actually issued or distributed under the Plan, there shall be deemed to have been issued a number of shares equal to (i) the number of shares of Common Stock in respect of which optionees utilize the manner of exercise of, and payment for, Options as provided in Paragraph 7II(f) of this Plan, and (ii) the number of shares of Common Stock which is equivalent in value to any cash amounts distributed upon payment of Performance Stock Units, SARs or Restricted Stock Units. For purposes of determining the charge to be made pursuant to subpart (ii) against the shares of Common Stock subject to the Plan, the value of a share of Common Stock shall be its Fair Market Value as defined in Paragraph 4 when awards are made with respect to Performance Stock Units, upon exercise of SARs and upon expiration of the applicable restriction period of Restricted Stock Units. Any shares subject under the Plan to Performance Stock Units, Options, SARs or Restricted Stock Units which, for any reason, expire or terminate or are forfeited or surrendered shall again be available for issuance under the Plan.
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3.   Administration

     The Plan shall be administered by the Compensation and Executive Organization Committee (the "Committee"), or any successor committee, appointed by and consisting of not less than three disinterested members of the Board of Directors (the "Board") of the Corporation who shall not be eligible to participate in the Plan. The Board may from time to time remove and appoint members of the Committee in substitution for, or in addition to, members previously appointed and may fill vacancies,
however caused, in the Committee.   The Committee may adopt such
rules and regulations as it deems useful in governing its affairs. Any action of the Committee with respect to the administration of the Plan shall be taken by majority vote at a Committee meeting or written consent of all Committee members.

     Subject to the terms and conditions of the Plan, the Committee shall have authority: (i) to construe and interpret Plan provisions; (ii) to define the terms used in the Plan; (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iv) to select particular employees to participate in the Plan; (v) to determine the terms, conditions, form and amount of grants, distributions or payments made to each participant, including conditions upon and provisions for vesting, exercise and acceleration of any grants, distributions or payment; (vi) upon the request of a participant in the Plan, to approve and determine the duration of leaves of absence which may be granted to the participant without constituting a termination of his or her employment for purposes of the Plan; and (vii) to make all other determinations necessary or advisable for the administration and operation of the Plan. The Committee shall have the right to impose varying terms and conditions with respect to each grant or award. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all participants and on their legal representatives and beneficiaries.


4.   Fair Market Value

     As used in the Plan (unless a different method of calculation is required by applicable law, and except as otherwise specifically provided in any Plan provision), "Fair Market Value" on or as of any date shall mean (i) the closing price of the Common Stock as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report) for the New York Stock Exchange trading day immediately preceding such date, or if there are no sales on such date, on the next preceding day on which there were sales, or (ii) in the event that the Common Stock is no longer listed for trading on the New York Stock Exchange, an amount determined in accordance with standards adopted by the Committee.

5.   Eligibility and Participation

     Key employees of the Corporation or of any of its Subsidiary Corporations, including officers and directors who are regular employees but not members of the Committee, who in the opinion of the Committee are in a position to contribute significantly to the success of the Corporation or any Subsidiary Corporation, division or operating unit thereof, shall be eligible for selection to participate in the Plan. In making this selection and in determining the form and amount of grants, distributions and payments under the Plan, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Corporation or any
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Subsidiary Corporation, division or operating unit thereof, and such other factors as the Committee may deem relevant in connection with accomplishing the purposes of the Plan. An employee who has been selected to participate may, if he or she is otherwise eligible, receive more than one grant from time to time, and may be granted any combination of contingent target grants under the AIP or under the LTIP components of the Plan, as the Committee shall determine.

6.   Annual Incentive Program

     The Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, establish contingent target grants for those eligible employees it selects to participate in the AIP. Each such contingent grant may be, but need not be, evidenced by a written instrument, and shall be determined in relation to the participant's level of responsibility in the Corporation and the competitive compensation practices of other major businesses, and such other factors as are deemed appropriate by the Committee.

     (a)  Awards actually earned by and paid to AIP participants
("AIP Awards") will be based primarily upon achievement of unit and personal performance goals over a one-year performance cycle as approved by the Committee.

     (b) The Committee, within the limits of the Plan, shall have full authority and discretion to determine the time or times of establishing contingent target grants; to select from among those eligible the employees to receive awards; to review performance goals; to designate levels of awards to be earned in relation to levels of achievement of performance goals; to adopt such financial and nonfinancial performance or other criteria for the payment of awards as it may determine from time to time; and to establish such other measures as may be necessary to achieve the objectives of the Plan.

     (c) Aggregate annual AIP Awards shall not exceed six (6%) percent of the excess of Before-Tax Income (defined for these purposes as Net Income plus provision for Federal, state and local income taxes and interest expense on long-term debt, but after consideration of the cost of the Plan) over sixteen (16%) percent of Total Invested Capital (defined for these purposes as Stockholders' Equity plus Long-Term Debt plus Deferred Income Taxes) determined as the average of such Total Invested Capital at the beginning of the year and the end of each calendar quarter of such year.

     (d) AIP Awards as earned under the terms of the Plan shall be paid in cash and may exceed or be less than the contingent target grants, provided that payments do not exceed the maximum permitted cost of the AIP calculated pursuant to subparagraph (c) above. Payment shall normally be made as soon as possible following the close of the year, but payment of all or any portion may be deferred by the Committee.

7.   Long Term Incentive Program

     The LTIP consists of the following four components:
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     I.  Performance Stock Units

     The Committee may, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant Performance Stock Units to reflect the value of contingent target grants established for each eligible employee selected for participation. Each grant of Performance Stock Units may be, but need not be, evidenced by a written instrument. Such contingent target grants shall be determined in relation to the employee's level of responsibility in the Corporation or any Subsidiary Corporation, division or operating unit thereof, and the competitive compensation practices of other major businesses.

     (a) Awards actually earned by and paid to holders of Performance Stock Units ("PSU Awards") will be based upon achievement of performance goals over performance cycles as approved by the Committee. Such performance cycles each shall cover such period of time, not exceeding five years, as the Committee from time to time shall determine.

     (b) The Committee, within the limits of the Plan, shall have full authority and discretion to determine the time or times of establishing contingent target grants and the granting of Performance Stock Units; to select from among those eligible the employees to receive PSU Awards; to review performance goals; to designate levels of awards to be earned in relation to levels of achievement of performance goals; to adopt such financial and nonfinancial performance or other criteria for the payment of PSU Awards as it may determine from time to time; and to establish such other measures as may be necessary to the objectives of the Plan.

     (c) Payments of PSU Awards shall be made in shares of Common Stock or partly in cash as the Committee in its sole discretion shall determine and shall be charged against the shares available under the LTIP portion of the Plan as provided in Paragraph 2; provided, however, that no fractional shares shall be issued and any such fraction will be eliminated by rounding downward to the nearest whole share. In any case in which actual payment of a PSU Award is deferred as provided below, a charge will be made against the available shares for the number of shares equivalent to the dollar amount of the deferred PSU Award.

     (d) PSU Awards as earned under the terms of the Plan may exceed or be less than the contingent target grants. Payments shall normally be made as soon as possible following the close of the year, but payment of all or any portion may be deferred by the Committee.

     II.  Stock Options

     The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant nonqualified Options to purchase shares of Common Stock of the Corporation to employees eligible to participate in the Plan. Each grant of an Option shall be evidenced by an agreement executed by the Corporation and the optionee, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the following:

     (a)  The exercise price per share with respect to each
Option shall be determined by the Committee in its sole discretion, but shall not be less than 100% of the Fair Market Value of the Common Stock as of the date of the grant of the Option.
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     (b)  Options granted under the Plan shall be exercisable, in such installments and for such periods, as shall be provided by the Committee at the time of granting, but in no event shall any Option granted extend for a period in excess of ten years from the date of grant.

     (c) Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which grantees of Options must be employed, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; and (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time.

     (d) Exercise of an Option shall be by written notice stating the election to exercise in the form and manner determined by the Committee.

     (e) The purchase price upon exercise of any Option shall be paid in full by making payment (i) in cash; (ii) in whole or in part by the delivery of a certificate or certificates of shares of Common Stock of the Corporation, valued at its then Fair Market Value; or (iii) by a combination of (i) and (ii).

     (f) Notwithstanding subparagraph (e) above, any optionee may make payment of the Option price through a simultaneous exercise of his or her Option and sale of the shares thereby acquired pursuant to a brokerage arrangement approved in advance by the Committee to assure its conformity with the terms and conditions of the Plan.

     (g)  The Committee may require the surrender of outstanding
Options as a condition to the grant of new Options.

     (h) Notwithstanding any other provision of the Plan or of any Option agreement between the Corporation and an employee, upon the occurrence of a Change in Control, each outstanding Option held by a participant who is an employee of the Corporation or any Subsidiary Corporation shall become fully vested and exercisable notwithstanding any vesting schedule or installment schedule relating to the exercisability of such Option contained in the applicable Option agreement or otherwise established at the time of grant of the Option.

     (i) For purposes of this Plan, a "Change in Control" means:

          (1) The acquisition or holding by any Person of beneficial ownership (within the meaning of Section 13(d) under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act")) of shares of the Common Stock and/or the Class B Common Stock of the Corporation representing 25% or more of either (i) the total number of then outstanding shares of both Common Stock and Class B Common Stock of the Corporation (the "Outstanding Corporation Stock") or
(ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting
Power"), provided that, at the time of such acquisition or holding of beneficial ownership of any such shares, the Hershey
Trust does not beneficially own more than 50% of the Outstanding
Corporation Voting Power; and provided, further, that any such acquisition or holding of beneficial ownership of
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shares of either Common Stock or Class B Common Stock of the Corporation by
any of the following entities shall not by itself constitute such a Change in Control hereunder: (i) the Hershey Trust; (ii) any trust established by the Corporation, or by any Subsidiary, for the benefit of the Corporation and/or its employees or those of any Subsidiary; or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Corporation or by any Subsidiary; or

          (2)  The approval by the stockholders of the
Corporation of any merger, reorganization, recapitalization, consolidation or other form of business combination (a "Business Combination") if, following consummation of such Business Combination, the Hershey Trust does not beneficially own more than 50% of the total voting power of all outstanding voting securities of the surviving entity or entities; or

          (3)  The approval by the stockholders of the
Corporation of (i) any sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation as to which the Hershey Trust beneficially owns more than 50% of the total voting power of all outstanding voting securities, or (ii) a liquidation or dissolution of the Corporation.

     For purposes of this Plan: (i) "Hershey Trust" means either or both of (a) the Hershey Trust Company, a Pennsylvania corporation, as Trustee for the Milton Hershey School, or any successor to the Hershey Trust Company as such trustee, and (b) the Milton Hershey School, a Pennsylvania not-for-profit corporation; and (ii) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof.

     (j) For purposes of this Plan, a "Potential Change in Control" means:

          (1) The Hershey Trust, or any person acting or purporting to act on its (or their) behalf, makes a public announcement that it (or they), or its (or their) Board of Trustees or Board of Governors or any other responsible official, (i) intends to take, (ii) is taking or (iii) has taken actions which would lead to a Change in Control (a "public announcement" being defined for this purpose as any statement quoted or otherwise reported in any print, broadcast, wire service or other means of publication available to the public in any locality in which any employee of the Corporation is regularly located);

          (2) The Hershey Trust enters into any contract, agreement or other arrangement with any Person which would lead to a Change in Control; or

          (3) The Board approves a transaction described in subsection (2) or (3) of the definition of Change in Control contained in subparagraph (i) of Paragraph 7II hereof.

     (k) In the event that a transaction which would constitute a Change in Control if approved by the stockholders of the Corporation is to be submitted to such stockholders for their approval, each participant who is an employee and who holds an Option granted under the Plan at the time scheduled for the taking of such vote, whether or not then exercisable, shall have the right to receive a notice at least ten (10) business days prior to the date on which such vote is to be taken. Such notice shall set forth the date on which such vote of stockholders is to be taken, a description of the transaction being
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proposed to stockholders for such approval, a description of the provisions of subparagraph (h) of Paragraph 7II of the Plan and a description of the impact thereof on such participant in the event that such stockholder approval is obtained. Such notice shall also set forth the manner in which and price at which all Options then held by each such participant could be exercised upon the obtaining of such stockholder approval.

     III. Stock Appreciation Rights

     The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant SARs to employees eligible to participate in the Plan. SARs shall be evidenced by an agreement executed by the Corporation and the holder, and shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

     (a) SARs may, but need not, relate to Options granted under the Plan, as the Committee shall determine from time to time. In no event shall any SARs granted extend for a period in excess of ten years from the date of grant.

     (b) A holder shall exercise his or her SARs by giving written notice of such exercise in the form and manner determined by the Committee, and the date upon which such written notice is received by the Corporation shall be the exercise date for the SARs.

     (c) A holder of SARs shall be entitled to receive upon exercise the excess of the Fair Market Value of a share of Common Stock at the time of exercise over the Fair Market Value of a share at the time the SARs were granted, multiplied by the number of shares with respect to which the SARs relate.

     (d) In the sole discretion of the Committee, the amount payable to the holder upon exercise of SARs may be paid either in Common Stock or in cash or in a combination thereof. To the extent paid in Common Stock, the value of the Common Stock that shall be distributed shall be the Fair Market Value of a share of Common Stock upon exercise of the SARs as provided in Paragraph 2; provided, however, that no fractional shares shall be issued and any such fraction will be eliminated by rounding downward to the nearest whole share.

     (e) In the sole discretion of the Committee, SARs related to specific Options may be exercisable only upon surrender of all or a portion of the related Option, or may be exercisable, in whole or in part, only at such times and to the extent that the related Option is exercisable, and the number of shares purchasable pursuant to the related Option may be reduced to the extent of the number of shares with respect to which the SARs are exercised.

     (f) In lieu of receiving payment at the time of exercise of SARs, payment of all or any portion may be deferred by the Committee.

     (g) No SARs may be exercised during the first six months following grant. Additionally, in the case of a person holding
SARs who is, or within the preceding six months has been, a director or an officer of the Corporation for purposes of Section
16(b) of the Securities Exchange Act of 1934, as amended, no cash payment may be made upon exercise to such person except during any period beginning on the third business day following the date of release of a summary statement of the
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Corporation's quarterly or annual sales and earnings and ending on the twelfth business day following such date.

     IV.  Restricted Stock Units

     The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock Units to employees eligible to participate in the Plan. Each grant of Restricted Stock Units shall be evidenced by a written instrument which shall state the number of Restricted Stock Units covered by the grant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the following:

     (a) Each Restricted Stock Unit shall be equivalent in value to a share of Common Stock.

     (b) Vesting of each grant of Restricted Stock Units shall require the holder to remain in the employment of the Corporation or a Subsidiary Corporation for a prescribed period (a "Restriction Period"). The Committee shall determine the Restriction Period or Periods which shall apply to the shares of Common Stock covered by each grant of Restricted Stock Units. Except as otherwise determined by the Committee and provided in the written instrument granting the Restricted Stock Units, and except as otherwise provided in Paragraph 8, all Restricted Stock Units granted to a participant under the Plan shall terminate upon termination of the participant's employment with the Corporation or any Subsidiary Corporation before the end of the Restriction Period or Periods applicable to such Restricted Stock Units, and in such event the holder shall not be entitled to receive any payment with respect to those Restricted Stock Units.

     (c) Upon expiration of the Restriction Period or Periods applicable to each grant of Restricted Stock Units, the holder shall, without payment on his part, be entitled to receive payment in an amount equal to the aggregate Fair Market Value of the shares of Common Stock covered by such grant upon such expiration. Such payment may be made in cash, in shares of Common Stock equal to the number of Restricted Stock Units with respect to which such payment is made, or in any combination thereof, as the Committee in its sole discretion shall determine. Any payment in cash shall reduce the number of shares of Common Stock available under the Plan as provided in Paragraph 2, to the extent of the number of Restricted Stock Units to which such payment relates. Further upon such expiration, the holder shall be entitled to receive a cash payment in an amount equal to each cash dividend the Corporation would have paid to such holder during the term of those Restricted Stock Units as if the holder had been the owner of record of the shares of Common Stock covered by such Restricted Stock Units on the record date for the payment of such dividend.

     (d) In lieu of receiving payment at the time of expiration of the Restriction Period or Periods, payment of all or any portion may be deferred by the Committee.

8.   Termination of Employment

     Upon termination of the employment with the Corporation of any participant, such participant's rights with respect to any contingent target grants under the AIP, or any Performance Stock Units, Options, SARs or Restricted Stock Units granted under the LTIP, shall be as follows:
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     (a)  In the event that the participant is terminated or
discharged by the Corporation as the result of the participant having engaged in fraud, dishonesty, theft, embezzlement or similar conduct, or for any other reason, the participant's rights and interests under the Plan shall immediately terminate upon notice of termination of employment. Upon the occurrence of a Potential Change in Control (as defined in subparagraph (j) of Paragraph 7II hereof) and for a period of one year thereafter, and upon the occurrence of a Change in Control (as defined in subparagraph (i) of Paragraph 7II hereof), the following special provisions and notice requirements shall be applicable in the event of the termination of the employment of any participant holding an Option under the Plan: (i) in no event may a notice of termination of employment be issued to such a participant unless at least ten (10) business days prior to the effective date of such termination the participant is provided with a written notice of intent to terminate the participant's employment which sets forth in reasonable detail the reason for such intent to terminate, the date on which such termination is to be effective, and a description of the participant's rights under this Plan and under the agreements granting such Option or Options, including the fact that no such Option may be exercised after such termination has become effective and the manner, extent and price at which all Options then held by such participant may be exercised; and (ii) such notice of intent to terminate a participant's employment shall not be considered a "notice of termination of employment" for purposes of the first sentence of this Paragraph 8(a). This Paragraph 8(a) is intended only to provide for a requirement of notice to terminate upon the occurrence of the events set forth herein and shall not be construed to create an obligation of continued employment or a contract of employment in any manner or to otherwise affect or limit the Corporation's ability to terminate the employment of any participant holding an Option under the Plan.

     (b) If a participant terminates employment with the Corporation as the result, in the sole judgment of the Committee, of his or her becoming totally disabled (in which event termination will be deemed to occur on the date the Committee makes such determination); or if a participant should die or (except as to Restricted Stock Units) retire while employed by the Corporation or any of its Subsidiary Corporations, then the participant or, as the case may be, the person or persons to whom the participant's interest under the Plan shall pass by will or by the laws of descent and distribution (the "Estate"), shall have the following rights:

     (i) the grantee of a contingent AIP grant or the Estate shall be entitled to receive payment of an AIP award as, and to the extent, determined by the Committee.

     (ii) if the holder of Performance Stock Units shall have been employed for at least two-thirds of the related performance cycle prior to the date of termination or death, then, except as otherwise provided in the written instrument (if any) evidencing the Performance Stock Units, and subject to any further adjustments the Committee may make in its absolute discretion, the participant or the Estate shall be entitled to receive payment of a PSU Award upon the expiration of the related performance cycle, provided that such award shall be adjusted by multiplying the amount thereof by a fraction, the numerator of which shall be the number of full and partial calendar months between the date of the beginning of each such performance cycle and the date of termination or death, and the denominator of which shall be the number of full and partial calendar months from the date of the beginning of the performance cycle to the end of the said performance cycle.

     (iii) except as otherwise provided in the stock option agreement or SARs agreement, the holder or the Estate shall be entitled to exercise any Option or SARs to the extent (if at all) 10 the holder's right to exercise had accrued at the
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     date of retirement, total disability or death and had not
     been previously exercised, for a period of three years from such date, or for such longer period as the Committee may determine in the case of financial hardship or other unusual circumstances (subject to the maximum exercise period for Options and SAR's specified in Paragraphs 7II(b) and 7III(a) hereof, respectively).

     (iv) except as otherwise provided in the written instrument evidencing the Restricted Stock Units, upon death or termination due to total disability the holder or the Estate shall be entitled to receive payment in respect of the Restricted Stock Units, provided that such Units shall be adjusted by multiplying the amount thereof by a fraction, the numerator of which shall be the number of full and partial calendar months between the date of grant of such Units and the date of death or termination, and the denominator of which shall be the number of full and partial calendar months from the date of the grant to the end of the Restriction Period. Upon retirement, the participant's rights with respect to Restricted Stock Units shall immediately terminate.

     (c) In the event of resignation by the participant, the participant's rights and interests under the Plan shall immediately terminate upon such resignation; provided, however, that the Committee shall have the absolute discretion to review the reasons and circumstances of the resignation and to determine whether, alternatively, and to what extent, if any, the participant may continue to hold any rights or interests under the Plan.

     (d) A transfer of a participant's employment without an intervening period from the Corporation to a Subsidiary
Corporation or vice versa, or from one Subsidiary Corporation to another, shall not be deemed a termination of employment.

     (e) The Committee shall be authorized to make all determinations and calculations required by this Paragraph 8, including any determinations necessary to establish the reason for terminations of employment for purposes of the Plan, which determinations and calculations shall be conclusive and binding on any affected participants and Estates.

9.   Additional Requirements

     No Performance Stock Units, Options, SARs or Restricted Stock Units (hereinafter collectively an "Interest") granted pursuant to the Plan shall be exercisable or realized in whole or in part, and the Corporation shall not be obligated to sell, distribute or issue any shares subject to any such Interest, if such exercise and sale would, in the opinion of counsel for the Corporation, violate the Securities Act of 1933, as amended (or other Federal or state statutes having similar requirements). Each Interest shall be subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the shares relating or subject to such Interest under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Interest or the distribution or issue of shares thereunder, such Interest may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board of Directors.

     Interests may be subject to restrictions as to resale or other disposition and to such other provisions as may be appropriate to comply with Federal and state securities laws and stock exchange requirements, and the exercise of any Interest or entitlement to payment thereunder may be contingent upon receipt from the holder (or any other person permitted by this Plan to exercise any Interest or receive any distribution hereunder) of a representation that at the time of such exercise it is his or her then present intention to acquire the shares being distributed for investment and not for resale.

10.  Nontransferability

     Contingent AIP grants, Performance Stock Units, Options, SARs and Restricted Stock Units granted under the Plan to an employee shall be nonassignable and shall not be transferable by him or her otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the employee's lifetime, only by the employee or the employee's guardian or legal representative.

11.  Disclaimer of Rights

     No provision in the Plan or any contingent target AIP grants, Performance Stock Units, Options, SARs or Restricted Stock Units granted pursuant to the Plan shall be construed to confer upon the participant any right to be employed by the Corporation or by any Subsidiary Corporation, or to interfere in any way with the right and authority of the Corporation or any Subsidiary Corporation either to increase or decrease the compensation of the participant at any time, or to terminate any relationship of employment between the participant and the Corporation or any of its Subsidiary Corporations.

     Participants under the Plan shall have none of the rights of a stockholder of the Corporation with respect to shares subject to Performance Stock Units, Options, SARs or Restricted Stock Units unless and until such shares have been issued to him or her.

12.  Stock Adjustments

     In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock of rights or warrants to purchase securities of the Corporation shall be made, then there shall be substituted for or added to each share available under and subject to the Plan as provided in Paragraph 2 hereof, and each share theretofore appropriated or thereafter subject or which may become subject to Performance Stock Units, Options, SARs or Restricted Stock Units under the Plan, the number of kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding Options and SARs also shall be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Performance Stock Units, Options, SARs or Restricted Stock Units theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

     No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

13.  Effective Date and Termination of Plan

     The Plan shall become effective upon adoption by the Board of Directors of the Corporation, provided such adoption is approved by the stockholders, within twelve months of adoption by the Board of Directors. Contingent target AIP grants, Performance Stock Units, Options, SARs and Restricted Stock Units under this Plan, granted before approval of the Plan by the stockholders, shall be granted subject to such approval and shall not be exercisable or payable before such approval.

     The Board of Directors at any time may terminate the Plan, but such termination shall not alter or impair any of the rights or obligations under any contingent target AIP grants, Performance Stock Units, Options, SARs or Restricted Stock Units theretofore granted under the Plan unless the affected participant shall so consent.

14.  Prior Plan

     Effective upon the adoption of this Plan by the Board of Directors, no additional grants of contingent target grants under the AIP or of Performance Stock Units shall be made under the MIP; provided, that any payments of AIP awards or deferrals thereof made with respect to prior grants of contingent AIP awards, any prior grants of any LTIP Units, and any payments of LTIP awards or deferrals thereof made with respect to such prior grants, shall not be affected. Notwithstanding the foregoing, to the extent the remaining shares reserved for use under the LTIP portion of the MIP are insufficient for any LTIP awards under performance cycles that began prior to January 1, 1987, shares available under this Plan may be used for such purpose.

15.  Application of Funds

     The proceeds received by the Corporation from the sale of capital stock pursuant to Options will be used for general corporate purposes.

16.  No Obligation to Exercise Option or SARs

     The granting of an Option or SARs shall impose no obligation upon the optionee to exercise such Option or SARs.

17.  Amendment

     The Board of Directors by majority vote, at any time and from time to time, may amend the Plan in such respects as it shall deem advisable, to conform to any change in any applicable law or in any other respect, except that without the approval of the stockholders no amendment shall be made to the Plan which shall:

     (a) Increase the aggregate number of shares of Common Stock of the Corporation available under the LTIP portion of the Plan
(except by operation of the adjustment provisions of the Plan);

     (b) Remove the administration of the Plan from the Committee;

     (c) Reduce the exercise price of outstanding Options, or extend the maximum term of Performance Stock Units, Options, SARs or Restricted Stock Units;

     (d) Materially affect any outstanding contingent target AIP grants, Performance Stock Units, Options, SARs or Restricted
Stock Units granted under the Plan without the written consent of the holders affected;

     (e) Materially increase the benefits accruing to participants under the Plan; or

     (f) Materially modify the requirements as to eligibility for participation in the Plan;

provided, that any amendment to the Plan shall require approval of the stockholders if, in the opinion of counsel to the Corporation, such approval is required by Section 16(b) or any other section of the Securities Exchange Act of 1934, or by any other Federal or state law or any regulations or rules promulgated thereunder. Notwithstanding the foregoing, the Plan may not be terminated or amended in a manner adverse to the interests of any participant (without the consent of the participant) either: (a) after a Potential Change in Control occurs and for one (1) year following the cessation of a Potential Change in Control, or (b) for a two year period beginning as of the date of a Change in Control (the "Coverage Period"). Upon the expiration of the Coverage Period, subparagraph (k) of Paragraph 7II of the Plan and Paragraph 8(a) of the Plan may not be amended in any manner that would adversely affect any participant without the consent of the participant.



                                        As amended August 2, 1994